Exhibit 99.1

VINEYARD NATIONAL BANCORP APPOINTS ELIZABETH RENO
AS EXECUTIVE VICE PRESIDENT AND CHIEF BANKING OFFICER

PRESS RELEASE

Rancho Cucamonga, California - September 12, 2005 - Vineyard National Bancorp (NASDAQ:VNBC) (the "Company") and Vineyard Bank (the “Bank”) announced today Elizabeth Reno has joined the Bank as Executive Vice President and Chief Banking Officer. This newly created position will accelerate the Company’s efforts to broaden its reach into the commercial and business banking marketplace, expand its private banking and entrepreneur services, and enhance the delivery system for its corporate cash management prospects.

“It is with great pleasure we welcome Liz to our team, stated Norman Morales, President and Chief Executive Officer. Ms. Reno’s extensive background and expertise in finding and building strategic relationships within the commercial and mid-market arena will be instrumental to the Bank’s success. We will continue to broaden our reach in the communities and markets we serve. She has a successful track record in finding the talent necessary to succeed in this competitive area.”

Prior to joining the Bank, Liz was a Director at KPMG LLP responsible for all sales and marketing in the greater Los Angeles area. Her extensive executive career includes positions held at Fleet Capital, Sumitomo Bank of California, Bank of America and Security Pacific Bank.

In addition to her successes in building strategic relationships throughout southern California, Liz is involved with many community activities such as Pasadena POPS Orchestra; American Cancer Society; American Diabetes Association Los Angeles; Friends of Sheriff Lee Baca; Executives “Fore” Kids; California Humanity Leadership Network; Los Angeles Rotary International; and was a nominee for the Working Woman Entrepreneurial Excellence Awards 2000 and 2001.

The Company principally operates within the Inland Empire region of Southern California, and the coastal communities of Los Angeles, Orange and San Diego counties.  The Inland Empire region is one of the fastest growing areas in California driven by affordable housing and commercial income property development, while the coastal communities afford access to significant depository, commercial and entrepreneur relationships.

The Company is a bank holding company headquartered in Rancho Cucamonga, California, and the parent company of Vineyard Bank, also headquartered in Rancho Cucamonga, California. The Bank operates through eleven full-service branch offices in Los Angeles, Orange, Riverside, San Diego and San Bernardino counties of California, and now three loan production offices located in Anaheim, Carlsbad, and San Rafael California. The Company’s common stock is traded on the Nasdaq National Market System under the symbol “VNBC.”

This press release may contain forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Offices:
9590 Foothill Boulevard, Rancho Cucamonga, California 91730 Tel: (909) 987-0177 Fax: (951) 278-0041 Email address: shareholderinfo@vineyardbank.com